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Investor:                  Media:

Lynn Barnes                Susan Gallagher
(314) 554-4829             (314) 554-2175

            AMEREN CORPORATION DIRECTORS DECLARE QUARTERLY DIVIDEND;
                       APPROVE SHARE PURCHASE RIGHTS PLAN

     St. Louis, Mo., Oct. 9, 1998---The board of directors of Ameren Corporation (NYSE: AEE) today declared a quarterly dividend on its common stock of 63.5 cents per share and approved a share purchase rights plan designed to assure shareholders of fair and equal treatment in the event of a proposed takeover.

     The plan is similar to others adopted by more than 2,000 corporations and was not adopted in response to any specific effort to acquire the corporation. Adoption of the plan does not have any financial impact on Ameren or affect its business plans. A summary of the shareholders rights plan will be mailed to all holders of Ameren common shares.

     "The plan was adopted to help protect the interests of our shareholders in the event of a takeover attempt," said Charles W. Mueller, Ameren chairman, president and chief executive officer. "The plan is designed to guard against abusive tactics to gain control of the company without paying all shareholders a fair premium for that control. In adopting the plan, we are expressing our confidence in Ameren's future and taking action to ensure that our shareholders are given every opportunity to participate fully in that future."

     The rights will be exercisable only if a person or group acquires 15 percent or more of Ameren's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15 percent or more of the common stock. Each right will entitle the holder to purchase 1/100th of a share of a newly issued preferred stock at an exercise price of $180.

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     If a person or group  acquires 15 percent or more of  Ameren's  outstanding common stock, each right will entitle its holder (other than such person or members of such group) to purchase, at the right's then-current exercise price, a number of Ameren's common shares having a market value of twice such price. In addition, if Ameren is acquired in a merger or other business combination transaction after a person or group has acquired 15 percent or more the company's outstanding common stock, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person or group will not be entitled to exercise these rights. The rights dividend is payable 10 days after approval of the plan by the Securities and Exchange Commission to shareholders of record on that date; these rights expire in 2008.

     The common share dividend of 63.5 cents per share declared today is payable Dec. 31, 1998, to stockholders of record Dec. 9, 1998.

     Separately, boards of Ameren's operating companies also declared regular quarterly dividends on all classes of preferred stock. The Union Electric preferred stock dividend is payable Feb. 15, 1999, to stockholders of record Jan. 20, 1999. The CIPS preferred stock dividend is payable Dec. 31, 1998, for stockholders of record Dec. 9, 1998; the CIPS auction rate preferred dividend of $0.55465 per share, is payable Nov. 25, 1998, for stockholders of record Nov. 24, 1998.

     With assets of $9 billion, Ameren serves 1.5 million electric customers and 300,000 natural gas customers in a 44,500-square-mile area of Missouri and Illinois.

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